Exhibit 16.1

January 29, 2026

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We have read the statements made by Starton Holdings, Inc. under Item 11(i) of its Form S-1 dated January 29, 2026. We agree with the statements concerning our Firm in such Form S-1; we are not in a position to agree or disagree with other statements of Starton Holdings, Inc. contained therein.

Sincerely,

/s/ Marcum LLP